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                                                                     EXHIBIT 4.4

                          FIRST SUPPLEMENTAL INDENTURE


          FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of August 12, 2002, between Ziff Davis Media Inc., a Delaware corporation (the "Company"), the Guarantors and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a New York banking corporation (the "Trustee"). All capitalized terms used herein without definition herein shall have the meaning ascribed thereto in the Indenture (as defined).

                              W I T N E S S E T H:

          WHEREAS, pursuant to the Offering Memorandum, Solicitation of Releases, Consents and Acceptances and Disclosure Statement dated June 17, 2002 (the "Statement") and related Letter of Transmittal, Release and Consent (together with the Statement, the "Offer"), the Company and Ziff Davis Holdings, Inc. ("Parent" and with the Company "Ziff Davis") have commenced an offer to exchange for each $1,000 principal amount of the Company's outstanding 12% series B senior subordinated notes due 2010 (the "Old Notes"), and any and all accrued interest thereon for: (1) $120 in cash consideration (except for the Old Notes held by certain investment funds managed by Willis Stein & Partners Management III, L.L.C., which will receive (a) 0.12 shares of Parent's series D redeemable preferred stock, with a liquidation preference of $120 and (b) a proportional amount of warrants, each representing the right to purchase one share of the common stock of Parent at an exercise price of $0.001 per share, in lieu thereof), (2) $380 principal amount of the Company's newly issued senior subordinated compounding notes, which mature on the seventh anniversary of their date of issuance, (3) 0.12 shares of Parent's new series E redeemable preferred stock, with $120 aggregate liquidation preference and which shall accrue a dividend quarterly rate at 10% per annum, and (4) 22 warrants, each representing the right to purchase one share of Parent's common stock at an exercise price of $0.001.

          WHEREAS, pursuant to the Offer, Ziff Davis is also soliciting holders of the Old Notes to become party to a mutual release as described in the Statement and to amend and/or waive provisions of the indenture governing the Old Notes (the "Indenture").

          WHEREAS, Section 9.02 of the Indenture authorizes the Company and the Trustee, from time to time, with the consent of the Holders of not less than a majority in principal amount of outstanding Old Notes and when authorized by the appropriate corporate action to amend the Indenture by supplemental indenture for the purpose therein set forth;

          WHEREAS, in accordance with Section 9.02 of the Indenture, the Trustee, the Company and the Holders of a majority in principal amount of the outstanding Old Notes as of the date hereof have agreed to amend certain terms of the Indenture as fully set forth herein;

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          WHEREAS, the Company, by appropriate corporate action, has determined to amend the provisions of the Indenture in the manner described herein and has taken all acts and proceedings required by law, by the Indenture, and by its Certificate of Incorporation necessary to duly authorize, execute and deliver this Supplemental Indenture and to constitute this Supplemental Indenture a legal, valid and binding agreement of the Company enforceable against the Company in accordance with the terms herein;

          WHEREAS, the Company desires that the modifications, additions and amendments contained herein become operative and effective on the date the Company accepts for exchange the Old Notes validly tendered (and not validly withdrawn) pursuant to the terms of the Offer.

          NOW, THEREFORE, the parties hereto agree as follows:

          Section 1.1. Amendment of Section 4.03. Section 4.03 is hereby amended by deleting the existing section in its entirety; provided, however, the Company shall continue to comply with TIA (S) 314(a) to the extent applicable.

          Section 1.2. Amendment of Section 4.04. Section 4.04 is hereby amended by deleting the existing section in its entirety.

          Section 1.3. Amendment of Section 4.05. Section 4.05 is hereby amended by deleting the existing section in its entirety.

          Section 1.4. Amendment of Section 4.07. Section 4.07 is hereby amended by deleting the existing section in its entirety.

          Section 1.5. Amendment of Section 4.08. Section 4.08 is hereby amended by deleting the existing section in its entirety.

          Section 1.6. Amendment of Section 4.09. Section 4.09 is hereby amended by deleting the existing section in its entirety.

          Section 1.7. Amendment of Section 4.10. Section 4.10 is hereby amended by deleting the existing section in its entirety.

          Section 1.8. Amendment of Section 4.11. Section 4.11 is hereby amended by deleting the existing section in its entirety.

          Section 1.9. Amendment of Section 4.12. Section 4.12 is hereby amended by deleting the existing section in its entirety.

          Section 1.10. Amendment of Section 4.13. Section 4.13 is hereby amended by deleting the existing section in its entirety.


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          Section 1.11. Amendment of Section 4.14. Section 4.14 is hereby amended by deleting the existing section in its entirety.

          Section 1.12. Amendment of Section 4.15. Section 4.15 is hereby amended by deleting the existing section in its entirety.

          Section 1.13. Amendment of Section 4.16. Section 4.16 is hereby amended by deleting the existing section in its entirety.

          Section 1.14. Amendment of Section 4.18. Section 4.18 is hereby amended by deleting the existing section in its entirety.

          Section 1.15. Amendment of Section 5.01. Section 5.01 is hereby amended by deleting the existing section in its entirety.

          Section 1.16. Amendment of Section 5.02. Section 5.02 is hereby amended by deleting the existing section in its entirety.

          Section 1.17. Amendment of Section 6.01(c). Section 6.01(c) is hereby amended by deleting the existing section in its entirety.

          Section 1.18. Amendment of Section 6.01(d). Section 6.01(d) is hereby amended by deleting the existing section in its entirety.

          Section 1.19. Amendment of Section 6.01(e). Section 6.01(e) is hereby amended by deleting the existing paragraph in its entirety.

          Section 1.20. Amendment of Section 6.01(f). Section 6.01(f) is hereby amended by deleting the existing paragraph in its entirety.

          Section 1.21. Amendment of Section 6.01(h). Section 6.01(h) is hereby amended by deleting the existing paragraph in its entirety.

          Section 2. Deletion of Certain Definitions. The Indenture is hereby amended to delete all definitions and defined terms from the Indenture where all references to such definitions or defined terms would be eliminated as a result of the amendments set forth herein.

          Section 3.    Operative Effect of Amendments. Sections 1.1 through
1.21 and Section 2 shall not become operative unless and until the Company accepts for exchange the Old Notes validly tendered (and not validly withdrawn) on August 12, 2002 (the "Expiration Date"), pursuant to the Offer, at which time such Sections shall become operative and shall be in full force and effect. In the event the Expiration Date does not occur on or prior to August 12, 2002, such Sections shall be null and void and of no further effect.

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          Section 4.    Instruments to be Read Together. This Supplemental
Indenture is an indenture supplemental to the Indenture; and, as such, said Indenture and this Supplemental Indenture shall henceforth be read together. To the extent that the Old Notes conflict with or are inconsistent with the terms of this Supplemental Indenture, the terms of this Supplemental Indenture shall govern.

          Section 5. Exclusion of New Notes. The Trustee also acts as trustee under the indenture (the "New Indenture") governing the newly issued senior subordinated compounding notes due 2009 (the "New Notes"). To the extent applicable, pursuant to TIA (S) 310(b)(1)(i), the New Indenture is automatically deemed (unless it is expressly provided therein that such provision is excluded) to contain a provision excluding from the operation of TIA (S) 310(b)(1)(i) the New Notes and any other series of notes issued under the New Indenture and any other indenture or indentures under which other securities, or certificates of interest or participation in other securities of the Company.

          Section 6. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and, except as provided in the Indenture, the Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture.

          Section 7. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act, the required provision shall control.

          Section 8. Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture without giving effect to applicable principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law) to the extent that the application of the laws of another jurisdiction would be required thereby.

          Section 9. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          Section 10. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 11. Ratification. Except as expressly amended hereby, each provision


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of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

                                *  *  *  *  *


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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.


                                ZIFF DAVIS MEDIA INC.



                                By:  /s/ Bart W. Catalane
                                     ----------------------------------
                                     Name: Bart W. Catalane
                                           Title: Chief Operating Officer and
                                           Chief Financial Officer



                                ZIFF DAVIS PUBLISHING HOLDINGS INC.
                                ZIFF DAVIS PUBLISHING INC.
                                ZIFF DAVIS INTERNET INC.
                                ZIFF DAVIS DEVELOPMENT INC.
                                     As Guarantors



                                By:  /s/ Bart W. Catalane
                                     ----------------------------------
                                     Name: Bart W. Catalane
                                     Title: Chief Operating Officer and Chief
                                            Financial Officer



                                DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                as Trustee



                                By:  /s/ Irina Golovashchuk
                                     ----------------------------------
                                     Name: Irina Golovashchuk
                                     Title:  Authorized Signatory